AMENDED AND RESTATED

                            STOCK PURCHASE AGREEMENT

                                  by and among

                                  NEWCO, INC.,

                                GAME TIME, INC.,

                              ROSS D. SIRAGUSA, JR.

                                JOHN R. SIRAGUSA

                                       AND

                               RICHARD D. SIRAGUSA


                           Dated as of March 13, 1997

                                TABLE OF CONTENTS


   1.   PURCHASE AND SALE OF SHARES  . . . . . . . . . . . . . . . . . .    2

   2.   PURCHASE PRICE AND PAYMENT TERMS . . . . . . . . . . . . . . . .    2
        2.1. Purchase Price  . . . . . . . . . . . . . . . . . . . . . .    2
        2.2. Payment of Purchase Price . . . . . . . . . . . . . . . . .    2
             2.2.(a)   Cash to Shareholders  . . . . . . . . . . . . . .    3
             2.2.(b)   Notes . . . . . . . . . . . . . . . . . . . . . .    3

   3.   REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS . . .    3
        3.1. Corporate . . . . . . . . . . . . . . . . . . . . . . . . .    3
             3.1.(a)   Organization  . . . . . . . . . . . . . . . . . .    3
             3.1.(b)   Corporate Power . . . . . . . . . . . . . . . . .    3
             3.1.(c)   Qualification . . . . . . . . . . . . . . . . . .    3
             3.1.(d)   Subsidiaries  . . . . . . . . . . . . . . . . . .    4
             3.1.(e)   Corporate Documents. etc  . . . . . . . . . . . .    4
             3.1.(f)   Capitalization of the Company . . . . . . . . . .    4
        3.2. Shareholders  . . . . . . . . . . . . . . . . . . . . . . .    4
             3.2.(a)   Power . . . . . . . . . . . . . . . . . . . . . .    4
             3.2.(b)   Validity  . . . . . . . . . . . . . . . . . . . .    4
             3.2.(c)   Title . . . . . . . . . . . . . . . . . . . . . .    5
        3.3. Authority . . . . . . . . . . . . . . . . . . . . . . . . .    5
        3.4. No Violation  . . . . . . . . . . . . . . . . . . . . . . .    5
        3.5. Financial Statements  . . . . . . . . . . . . . . . . . . .    5
        3.6. Tax Matters . . . . . . . . . . . . . . . . . . . . . . . .    6
             3.6.(a)   Provision For Taxes . . . . . . . . . . . . . . .    6
             3.6.(b)   Tax Returns Filed . . . . . . . . . . . . . . . .    7
             3.6.(c)   Tax Audits  . . . . . . . . . . . . . . . . . . .    7
             3.6.(d)   Consolidated Group  . . . . . . . . . . . . . . .    7
             3.6.(e)   S Corporation Election  . . . . . . . . . . . . .    7
             3.6.(f)   Other . . . . . . . . . . . . . . . . . . . . . .    7
        3.7. Accounts Receivable . . . . . . . . . . . . . . . . . . . .    8
        3.8. Inventory . . . . . . . . . . . . . . . . . . . . . . . . .    8
        3.9. Absence of Certain Changes  . . . . . . . . . . . . . . . .    8
             3.9.(a)   Adverse Change  . . . . . . . . . . . . . . . . .    8
             3.9.(b)   Damage  . . . . . . . . . . . . . . . . . . . . .    8
             3.9.(c)   Increase in Compensation  . . . . . . . . . . . .    8
             3.9.(d)   Labor Matters . . . . . . . . . . . . . . . . . .    8
             3.9.(e)   Commitments . . . . . . . . . . . . . . . . . . .    9
             3.9.(f)   Dividends . . . . . . . . . . . . . . . . . . . .    9
             3.9.(g)   Disposition of Property . . . . . . . . . . . . .    9
             3.9.(h)   Indebtedness  . . . . . . . . . . . . . . . . . .    9
             3.9.(i)   Liens . . . . . . . . . . . . . . . . . . . . . .    9
             3.9.(j)   Amendment of Contracts  . . . . . . . . . . . . .    9
             3.9.(k)   Loans and Advances  . . . . . . . . . . . . . . .    9
             3.9.(l)   Credit  . . . . . . . . . . . . . . . . . . . . .    9
             3.9.(m)   Unusual Events  . . . . . . . . . . . . . . . . .   10
        3.10.     No Litigation  . . . . . . . . . . . . . . . . . . . .   10
        3.11.     Absence of Undisclosed Liabilities . . . . . . . . . .   10
        3.12.     Compliance With Laws . . . . . . . . . . . . . . . . .   10
             3.12.(a)  Compliance  . . . . . . . . . . . . . . . . . . .   10
             3.12.(b)  Licenses and Permits  . . . . . . . . . . . . . .   11
             3.12.(c)  Environmental Matters . . . . . . . . . . . . . .   12
        3.13.     Title to and Condition of Properties . . . . . . . . .   12
             3.13.(a)  Marketable Title  . . . . . . . . . . . . . . . .   12
             3.13.(b)  Condition . . . . . . . . . . . . . . . . . . . .   13
             3.13.(c)  Real Property . . . . . . . . . . . . . . . . . .   13
             3.13.(d)  No Condemnation or Expropriation  . . . . . . . .   14
        3.14.     Insurance  . . . . . . . . . . . . . . . . . . . . . .   14
        3.15.     Contracts and Commitments  . . . . . . . . . . . . . .   15
             3.15.(a)  Real Property Leases  . . . . . . . . . . . . . .   15
             3.15.(b)  Personal Property Leases  . . . . . . . . . . . .   15
             3.15.(c)  Purchase Commitments  . . . . . . . . . . . . . .   15
             3.15.(d)  Sales Commitments . . . . . . . . . . . . . . . .   16
             3.15.(e)  Contracts With Affiliates and Certain Others  . .   16
             3.15.(f)  Powers of Attorney  . . . . . . . . . . . . . . .   16
             3.15.(g)  Collective Bargaining Agreements  . . . . . . . .   16
             3.15.(h)  Loan Agreements . . . . . . . . . . . . . . . . .   16
             3.15.(i)  Guarantees  . . . . . . . . . . . . . . . . . . .   16
             3.15.(j)  Contracts Subject to Renegotiation  . . . . . . .   16
             3.15.(k)  Burdensome or Restrictive Agreements  . . . . . .   16
             3.15.(l)  Other Material Contracts  . . . . . . . . . . . .   17
             3.15.(m)  No Default  . . . . . . . . . . . . . . . . . . .   17
        3.16.     Labor Matters  . . . . . . . . . . . . . . . . . . . .   17
        3.17.     Employee Benefit Plans . . . . . . . . . . . . . . . .   18
             3.17.(a)  Disclosure and Delivery of Documents  . . . . . .   18
             3.17.(b)  Title IV of ERISA . . . . . . . . . . . . . . . .   19
             3.17.(c)  Multiemployer Plans . . . . . . . . . . . . . . .   19
             3.17.(d)  Severance and Post-Retirement Benefits  . . . . .   19
             3.17.(e)  Payments and Compliance . . . . . . . . . . . . .   19
             3.17.(f)  COBRA . . . . . . . . . . . . . . . . . . . . . .   20
             3.17.(g)  Triggering of Obligations and Other Binding
                  Commitments  . . . . . . . . . . . . . . . . . . . . .   20
        3.18.     Employment Compensation  . . . . . . . . . . . . . . .   20
        3.19.     Trade Rights . . . . . . . . . . . . . . . . . . . . .   20
        3.20.     Major Customers and Suppliers  . . . . . . . . . . . .   21
             3.20.(a)  Major Customers . . . . . . . . . . . . . . . . .   21
             3.20.(b)  Major Suppliers . . . . . . . . . . . . . . . . .   21
             3.20.(c)  Dealers and Distributors  . . . . . . . . . . . .   22
        3.21.     Product Warranty and Product Liability . . . . . . . .   22
        3.22.     Bank Accounts  . . . . . . . . . . . . . . . . . . . .   23
        3.23.     Affiliates' Relationships to Company . . . . . . . . .   23
             3.23.(a)  Contracts With Affiliates . . . . . . . . . . . .   23
             3.23.(b)  No Adverse Interests  . . . . . . . . . . . . . .   23
             3.23.(c)  Obligations . . . . . . . . . . . . . . . . . . .   23
        3.24.     Assets Necessary to Business . . . . . . . . . . . . .   23
        3.25.     Disclosure . . . . . . . . . . . . . . . . . . . . . .   23

   4.   REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . .   24
        4.1. Corporate . . . . . . . . . . . . . . . . . . . . . . . . .   24
             4.1.(a)   Organization  . . . . . . . . . . . . . . . . . .   24
             4.1.(b)   Corporate Power . . . . . . . . . . . . . . . . .   24
        4.2. Authority . . . . . . . . . . . . . . . . . . . . . . . . .   24
        4.3. Disclosure  . . . . . . . . . . . . . . . . . . . . . . . .   25
        4.4. Investment Intent . . . . . . . . . . . . . . . . . . . . .   25
        4.5. Buyer Reports; Financial Statements . . . . . . . . . . . .   25
        4.6. Litigation  . . . . . . . . . . . . . . . . . . . . . . . .   25
        4.7. Financial Resources . . . . . . . . . . . . . . . . . . . .   25

   5.   OTHER MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . .   26
        5.1. Environmental Survey  . . . . . . . . . . . . . . . . . . .   26
             5.1.(a)   Retention of Engineers  . . . . . . . . . . . . .   26
             5.1.(b)   Limitations on Access . . . . . . . . . . . . . .   26
             5.1.(c)   Environmental Quantification  . . . . . . . . . .   26
        5.2. Noncompetition; Confidentiality . . . . . . . . . . . . . .   27
             5.2.(a)   Covenant Not to Compete . . . . . . . . . . . . .   27
             5.2.(b)   Covenant of Confidentiality . . . . . . . . . . .   28
             5.2.(c)   Equitable Relief for Violations . . . . . . . . .   29
        5.3. General Releases  . . . . . . . . . . . . . . . . . . . . .   29
        5.4. Title Insurance . . . . . . . . . . . . . . . . . . . . . .   29
        5.5. Surveys . . . . . . . . . . . . . . . . . . . . . . . . . .   30
        5.6. Shareholders' Representative  . . . . . . . . . . . . . . .   30
             5.6.(a)   Appointment . . . . . . . . . . . . . . . . . . .   30
             5.6.(b)   Authority . . . . . . . . . . . . . . . . . . . .   30
             5.6.(c)   Tenure and Replacement of the Shareholders'
                  Representative . . . . . . . . . . . . . . . . . . . .   30
        5.7. Transaction Expenses  . . . . . . . . . . . . . . . . . . .   31
        5.8. Certain Tax Matters . . . . . . . . . . . . . . . . . . . .   31
             5.8.(a)   Allocation of Purchase Price  . . . . . . . . . .   31
             5.8.(b)   338 (h)(10) Election  . . . . . . . . . . . . . .   31
        5.9. Post-Closing Employment Matters . . . . . . . . . . . . . .   32
             5.9.(a)   1996 Bonuses  . . . . . . . . . . . . . . . . . .   32
             5.9.(b)   Retention Bonuses . . . . . . . . . . . . . . . .   32

   6.   FURTHER COVENANTS OF THE COMPANY AND THE SHAREHOLDERS  . . . . .   32
        6.1. Access to Information and Records . . . . . . . . . . . . .   32
        6.2. Conduct of Business Pending the Closing . . . . . . . . . .   33
             6.2.(a)   No Changes  . . . . . . . . . . . . . . . . . . .   33
             6.2.(b)   No Transfer of Shares . . . . . . . . . . . . . .   33
             6.2.(c)   Maintain Organization . . . . . . . . . . . . . .   33
             6.2.(d)   No Breach . . . . . . . . . . . . . . . . . . . .   33
             6.2.(e)   No Material Contracts . . . . . . . . . . . . . .   34
             6.2.(f)   No Corporate Changes  . . . . . . . . . . . . . .   34
             6.2.(g)   Maintenance of Insurance  . . . . . . . . . . . .   34
             6.2.(h)   Maintenance of Property . . . . . . . . . . . . .   34
             6.2.(i)   Interim Financials  . . . . . . . . . . . . . . .   34
             6.2.(j)   No Negotiations . . . . . . . . . . . . . . . . .   34
             6.2.(k)   No Dividends; No Increase in  Compensation  . . .   34
             6.2.(l)   No Change in Accounting Policies  . . . . . . . .   35
             6.2.(m)   No Extraordinary Capital Expenditures . . . . . .   35
        6.3. Consents  . . . . . . . . . . . . . . . . . . . . . . . . .   35
        6.4. Other Action  . . . . . . . . . . . . . . . . . . . . . . .   35

   7.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS  . . . . . . . . . .   35
        7.1. Representations and Warranties True on the Closing Date . .   35
        7.2. Compliance With Agreement . . . . . . . . . . . . . . . . .   36
        7.3. Absence of Suit . . . . . . . . . . . . . . . . . . . . . .   36
        7.4. Environmental Survey  . . . . . . . . . . . . . . . . . . .   36
        7.5. Title Insurance . . . . . . . . . . . . . . . . . . . . . .   36
        7.6. Surveys . . . . . . . . . . . . . . . . . . . . . . . . . .   36
        7.7. Lender's Consent  . . . . . . . . . . . . . . . . . . . . .   36
        7.8. Due Diligence . . . . . . . . . . . . . . . . . . . . . . .   36
        7.9. Financing . . . . . . . . . . . . . . . . . . . . . . . . .   36
        7.10.     Non-Competition and Confidentiality Agreements . . . .   36

   8.   CONDITIONS PRECEDENT TO THE SHAREHOLDERS' OBLIGATIONS  . . . . .   37
        8.1. Representations and Warranties True on the Closing  . . . .   37
        8.2. Compliance with Agreement . . . . . . . . . . . . . . . . .   37
        8.3. Absence of Suit . . . . . . . . . . . . . . . . . . . . . .   37
        8.4. Repayment of Certain Indebtedness . . . . . . . . . . . . .   37

   9.   INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . .   37
        9.1. By Shareholders . . . . . . . . . . . . . . . . . . . . . .   37
        9.2. By Buyer  . . . . . . . . . . . . . . . . . . . . . . . . .   38
        9.3. Indemnification for Third-Party Claims  . . . . . . . . . .   38
             9.3.(a)   Notice and Defense  . . . . . . . . . . . . . . .   38
             9.3.(b)   Failure to Defend . . . . . . . . . . . . . . . .   39
             9.3.(c)   Indemnified Party's Rights  . . . . . . . . . . .   39
        9.4. Payment . . . . . . . . . . . . . . . . . . . . . . . . . .   39
        9.5. Effect of Payment . . . . . . . . . . . . . . . . . . . . .   40
        9.6. No Waiver . . . . . . . . . . . . . . . . . . . . . . . . .   40
        9.7. Limitations on Company and Shareholder Indemnification  . .   40
             9.7.(a)   Time Limitation . . . . . . . . . . . . . . . . .   40
             9.7.(b)   Amount Limitation . . . . . . . . . . . . . . . .   41
        9.8. Limitations on Buyer Indemnification  . . . . . . . . . . .   41

   10.  CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
        10.1.     Documents to be Delivered by the Company and
             Shareholders  . . . . . . . . . . . . . . . . . . . . . . .   41
             10.1.(a)  Stock Certificates  . . . . . . . . . . . . . . .   41
             10.1.(b)  Intentionally left blank. . . . . . . . . . . . .   41
             10.1.(c)  Opinion of Counsel  . . . . . . . . . . . . . . .   42
             10.1.(d)  Certified Resolutions . . . . . . . . . . . . . .   42
             10.1.(e)  Articles; By-laws . . . . . . . . . . . . . . . .   42
             10.1.(f)  General Releases  . . . . . . . . . . . . . . . .   42
             10.1.(g)  Termination and Waiver  . . . . . . . . . . . . .   42
             10.1.(h)  Resignation . . . . . . . . . . . . . . . . . . .   42
             10.1.(i)  Consulting Agreement  . . . . . . . . . . . . . .   42
             10.1.(j)  Other Documents . . . . . . . . . . . . . . . . .   42
        10.2.     Documents to be Delivered by Buyer . . . . . . . . . .   42
             10.2.(a)  Purchase Price  . . . . . . . . . . . . . . . . .   42
             10.2.(b)  Note  . . . . . . . . . . . . . . . . . . . . . .   42
             10.2.(c)  Intentionally left blank. . . . . . . . . . . . .   42
             10.2.(d)  Opinion of Counsel  . . . . . . . . . . . . . . .   43
             10.2.(e)  Certified Resolutions . . . . . . . . . . . . . .   43
             10.2.(f)  Incumbency Certificate  . . . . . . . . . . . . .   43
             10.2.(g)  Other Documents . . . . . . . . . . . . . . . . .   43

   11.  TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . .   43
        11.1.     Termination Without Liability  . . . . . . . . . . . .   43
        11.2.     Termination With Liability . . . . . . . . . . . . . .   44

   12.  POST-CLOSING OBLIGATIONS . . . . . . . . . . . . . . . . . . . .   44
        12.1.     Transition . . . . . . . . . . . . . . . . . . . . . .   44
        12.2.     Further Assurances . . . . . . . . . . . . . . . . . .   44

   13.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . .   44
        13.1.     Disclosures and Announcements  . . . . . . . . . . . .   44
        13.2.     Assignment; Parties in Interest  . . . . . . . . . . .   44
             13.2.(a)  Assignment  . . . . . . . . . . . . . . . . . . .   44
             13.2.(b)  Parties in Interest . . . . . . . . . . . . . . .   45
        13.3.     Law Governing Agreement  . . . . . . . . . . . . . . .   45
        13.4.     Amendment and Modification . . . . . . . . . . . . . .   45
        13.5.     Notice . . . . . . . . . . . . . . . . . . . . . . . .   45
        13.6.     Expenses . . . . . . . . . . . . . . . . . . . . . . .   47
             13.6.(a)  Brokerage . . . . . . . . . . . . . . . . . . . .   47
             13.6.(b)  Expenses  . . . . . . . . . . . . . . . . . . . .   47
             13.6.(c)  Costs of Litigation . . . . . . . . . . . . . . .   47
        13.7.     Consent to Jurisdiction  . . . . . . . . . . . . . . .   47
        13.8.     Entire Agreement . . . . . . . . . . . . . . . . . . .   47
        13.9.     Counterparts . . . . . . . . . . . . . . . . . . . . .   48
        13.10.    Headings . . . . . . . . . . . . . . . . . . . . . . .   48
        13.11.    Glossary of Terms  . . . . . . . . . . . . . . . . . .   48

                           Schedules (To Be Provided)

   Schedule 3.1(c)     -    Real Property
   Schedule 3.1(d)     -    Subsidiaries
   Schedule 3.1(e)     -    Directors and Officers
   Schedule 3.1(f)     -    Capitalization
   Schedule 3.4        -    Violation, Conflict, Default
   Schedule 3.5        -    Financial Statements
   Schedule 3.6(b)     -    Tax Returns
   Schedule 3.6(c)     -    Tax Audits
   Schedule 3.6(d)     -    Consolidated Tax Returns
   Schedule 3.6(e)     -    Tax, Other
   Schedule 3.7        -    Accounts Receivable
   Schedule 3.8        -    Inventory Off Premises
   Schedule 3.9        -    Certain Changes
   Schedule 3.10       -    Litigation Matters
   Schedule 3.11       -    Undisclosed Liabilities
   Schedule 3.12(a)    -    Non-Compliance With Laws
   Schedule 3.12(b)    -    Licenses and Permits
   Schedule 3.12(c)    -    Environmental Matters
   Schedule 3.13(a)    -    Liens
   Schedule 3.13(c)    -    Real Property
   Schedule 3.14       -    Insurance
   Schedule 3.15(b)    -    Personal Property Leases
   Schedule 3.15(d)    -    Sales Commitments
   Schedule 3.15(e)    -    Contracts With Affiliates and Certain Others
   Schedule 3.15(f)    -    Powers of Attorney
   Schedule 3.15(g)    -    Collective Bargaining Agreements
   Schedule 3.15(h)    -    Loan Agreements, etc.
   Schedule 3.15(i)    -    Guarantees
   Schedule 3.15(j)    -    Contracts Subject to Renegotiation
   Schedule 3.15(k)    -    Restrictive Agreements
   Schedule 3.15(l)    -    Material Contracts
   Schedule 3.15(m)    -    Third Party Defaults
   Schedule 3.16       -    Labor Matters
   Schedule 3.17(a)    -    Employee Plans/Agreements
   Schedule 3.18       -    Employment Compensation
   Schedule 3.19       -    Trade Rights
   Schedule 3.20(a)    -    Major Customers
   Schedule 3.20(b)    -    Major Suppliers
   Schedule 3.20(c)    -    Dealers and Distributors
   Schedule 3.21       -    Product Warranty, Warranty Expense and Liability
                            Claims
   Schedule 3.22       -    Bank Accounts
   Schedule 3.23(a)    -    Contracts With Affiliates
   Schedule 3.23(b)    -    Adverse Interests
   Schedule 3.23(c)    -    Obligations of and to Affiliates
   Schedule 5.4        -    Real Property Surveys and Title Insurance


                                    EXHIBITS

   EXHIBIT A           -    Form of Subordinated Note

   EXHIBIT B           -    Form of Opinion of the Company and Shareholders'
                            Counsel

   EXHIBIT C           -    Form of Consulting Agreement

   EXHIBIT D           -    Form of Opinion of Buyer's Counsel




                              AMENDED AND RESTATED

                            STOCK PURCHASE AGREEMENT

        This AMENDED AND RESTATED STOCK PURCHASE AGREEMENT ("Agreement"), dated March 13, 1997, is entered into by and among Newco, Inc., a Wisconsin corporation ("Buyer"), Game Time, Inc., an Alabama corporation (the "Company"), and Ross D. Siragusa, Jr., John R. Siragusa and Richard
   D. Siragusa (each individually "Shareholder" and together the "Shareholders").

                                    RECITALS

        A. The Company is engaged in the design, manufacture, sale and distribution of outdoor playground equipment, site amenities and related products. Shareholders own all of the issued and outstanding shares of capital stock of the Company (the "Shares").

        B. Buyer desires to purchase from Shareholders, and Shareholders desire to sell to Buyer, the Shares.

        C. Swing-N-Slide Corp., a Delaware corporation ("SNSC"), the Company and the Shareholders are parties to that certain Stock Purchase Agreement dated January 21, 1997 (the "Prior Agreement"). SNSC has assigned its rights and obligations under the Prior Agreement to Buyer. Buyer, the Company and the Shareholders desire to amend and restate the Prior Agreement as herein provided.

        THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows:

   1.   PURCHASE AND SALE OF SHARES

        Subject to the terms and conditions of this Agreement, on the Closing Date (as defined herein) Shareholders shall sell, transfer, convey, assign, and deliver to Buyer (or upon Buyer's request, to an assignee affiliate of Buyer), and Buyer shall purchase the Shares.

   2.   PURCHASE PRICE AND PAYMENT TERMS

        2.1. Purchase Price. The aggregate purchase price (the "Purchase Price") payable for the Shares shall be Twenty-Seven Million Dollars ($27,000,000). All payments of the Purchase Price are to be made in accordance with Section 2.2 hereof.

        2.2. Payment of Purchase Price. The Purchase Price shall be paid as follows:

               2.2.(a)   Cash to Shareholders.  At the Closing (as defined
   herein), Buyer shall deliver to Shareholders the sum of Twenty-Five Million Dollars ($25,000,000) by wire transfer of immediately available funds to such account or accounts and in such proportions as the Shareholders' Representative (as defined herein) shall designate in writing not less than forty-eight (48) hours prior to Closing.

               2.2.(b)   Notes.  At the Closing, Buyer shall deliver to
   Shareholders in such proportions as the Shareholders' Representative shall designate in writing not less than 48 hours prior to closing, Buyer's unsecured note or notes payable to Shareholders in the principal amount of Two Million Dollars ($2,000,000) (collectively the "Notes") in the form attached hereto as Exhibit A.

   3.   REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS

        The Company and each Shareholder, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof and shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the schedules attached hereto (the "Schedules"):

        3.1.   Corporate.

               3.1.(a)   Organization.  The Company is a corporation duly
   organized, validly existing and in good standing under the laws of the State of Alabama.

               3.1.(b)   Corporate Power.  The Company has all requisite
   corporate power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and to carry out the transactions contemplated hereby.

               3.1.(c)   Qualification.  The Company is duly licensed or
   qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the Company's failure to be so qualified or in good standing would not have a Material Adverse Effect (as defined herein). For purposes of this Agreement, "Material Adverse Effect" shall mean a material adverse effect on the assets, business, properties, condition (financial or otherwise) or results of operations of the Company, considered as a whole. The states in which the Company is licensed or qualified to do business are listed in Schedule 3.1.(c).

               3.1.(d)   Subsidiaries.  The Company does not own, directly or
   indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or other ownership interest in any entity or business.

               3.1.(e)   Corporate Documents. etc.  The copies of the
   Certificate of Incorporation and By-Laws of the Company, including any amendments thereto, which have been delivered by Shareholders to Buyer are true, correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of the Company which have been furnished to Buyer for inspection are true, correct and complete and accurately reflect all material corporate action taken by the Board of Directors or the shareholders of the Company in their capacity as directors or shareholders. The directors and officers of the Company are listed in Schedule 3.1(e).

               3.1.(f)   Capitalization of the Company.  The authorized
   capital stock of the Company consists entirely of one thousand (1,000) shares of common stock, par value $1.00 per share. No shares of such capital stock are issued or outstanding except for 100 shares of common stock of the Company which are owned of record and beneficially by the Shareholders in the respective numbers set forth in Schedule 3.1.(f). All such shares of capital stock of the Company are validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.1.(f), there are no
   (i) securities convertible into or exchangeable for any of the Company's capital stock or other securities, (ii) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Company or securities which are convertible into or exchangeable for capital stock or other securities of the Company, or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

        3.2.   Shareholders.

               3.2.(a)   Power.  Each Shareholder is a legally competent
   adult with full power, right and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby (such other documents sometimes referred to herein collectively as "Ancillary Instruments"), and to carry out the transactions contemplated hereby.

               3.2.(b)   Validity.  This Agreement has been duly and validly
   executed and delivered by each Shareholder and is, and when executed and delivered each Ancillary Instrument will be, the legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

               3.2.(c)   Title.  Each Shareholder has, and at Closing Buyer
   will receive, good and marketable title to those Shares to be sold by such Shareholder hereunder, free and clear of any liens, security interests, pledges, assessments, levies, restrictions (including any restrictions on transfers imposed by applicable federal or state securities law), options, voting trusts or agreements, proxies, encumbrances, marital or community property interests or other claims or charges of any nature whatever.

        3.3. Authority. The execution and delivery of this Agreement by the Company have been duly authorized by the Board of Directors of the Company and the Shareholders. No other or further corporate act or proceeding on the part of the Company is necessary to authorize this Agreement. This Agreement constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

        3.4. No Violation. Except as set forth on Schedule 3.4, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by the Company and the Shareholders pursuant hereto, nor the consummation by Shareholders of the transactions contemplated hereby and thereby (a) will violate any applicable federal, state, local or foreign laws, ordinances, orders, rules or regulations, (b) will require any authorization, consent, approval, exemption or other action by or notice to any governmental entity (including, without limitation, under any "plant-closing" or similar law), or (c) subject to obtaining the consents referred to in
   Schedule 3.4, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any lien upon any of the assets of the Company under, any term or provision of the Certificate of Incorporation or By-laws of the Company or of any contract, commitment, agreement or restriction of any kind or character to which the Company or any Shareholder is a party or by which the Company or any Shareholder or any of their respective assets or properties may be bound or affected.

        3.5. Financial Statements. Included as Schedule 3.5 are true and complete copies of the financial statements of the Company consisting of
   (a) balance sheets of the Company as of December 31, 1991, 1992, 1993, 1994 and 1995, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Altschuler, Melvoin & Glasser, independent auditors for the Company for such years, and (b) an unaudited balance sheet of the Company as of December 31, 1996 (the "Recent Balance Sheet"), and the related unaudited statements of income and cash flows for the twelve months then ended and for the corresponding period of the prior year (including the notes and schedules contained therein or annexed thereto). All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with GAAP (except, in the case of unaudited statements, for the absence of footnote disclosure and subject to year-end adjustments on a basis and in amount consistent with adjustments made in prior years), have been prepared in accordance with the books and records of the Company, and fairly present in all material respects the assets, liabilities and financial position, the results of operations and cash flows of the Company as of the dates and for the years and periods indicated. Reserves reflected on such financial statements have been determined in all material respects in accordance with GAAP and are consistent with the Company's past practice as to kind and amount. The Recent Balance Sheet reflects those year-end adjustments which are recurring adjustments and estimates the likely amount of such adjustments for the fiscal year ending December 31, 1996. For purposes of this Agreement, the term "GAAP" means generally accepted U.S. accounting principles as in effect during any relevant period of time, applied in a consistent manner.

        3.6.   Tax Matters.

               3.6.(a)   Provision For Taxes.  The provision made for taxes
   on the Recent Balance Sheet is sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments of the Company as of December 31, 1996, whether or not disputed at the date of the Recent Balance Sheet, and for all years and periods prior thereto, but without inclusion of any tax liability attributable to an election subsequent to the date hereof under Section 338 of the Code. Since the date of the Recent Balance Sheet, the Company has not incurred any taxes other than taxes incurred in the Ordinary Course of Business. For purposes of this Agreement, the "Ordinary Course of Business" shall mean conduct, transactions or occurrences consistent in both nature and amount with historical experience and past practice of the Company.

               3.6.(b)   Tax Returns Filed.  The Company previously has
   delivered to Buyer true, accurate and complete copies of all federal, state, foreign, county, local and other tax returns filed by or on behalf of the Company within the past five (5) years. Except as set forth on
   Schedule 3.6.(b), all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of the Company have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. The Company has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation paid to the employees of the Company.

               3.6.(c)   Tax Audits.  The federal and state income tax
   returns of the Company have been audited by the Internal Revenue Service and appropriate state taxing authorities for the periods and to the extent set forth in Schedule 3.6.(c), and the Company has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by the Company. Except as set forth in Schedule 3.6.(c), there are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

               3.6.(d)   Consolidated Group.  Schedule 3.6.(d) lists every
   year from January 1, 1986 and thereafter that the Company was a member of an affiliated group of corporations that filed a consolidated tax return on which the statute of limitations does not bar a federal tax assessment, and each corporation that has been part of such group. Except as set forth on Schedule 3.6.(d), no affiliated group of corporations of which the Company has been a member has discontinued filing consolidated returns during the past ten years.

               3.6.(e)   S Corporation Election.  The Company has made a
   valid election under Section 1361 of the Code to be an S Corporation for federal income tax purposes and the Company and the Shareholders have taken all actions necessary to maintain the Company's S Corporation status.

               3.6.(f)   Other.  Except as set forth in Schedule 3.6.(f),
   since January 1, 1987 the Company has not (i) filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement. The Company is not a "United States real property holding Company" within the meaning of Section 897(c)(2) of the Code.

        3.7. Accounts Receivable. All accounts receivable of the Company reflected on the Recent Balance Sheet, or arising in the Ordinary Course of Business since the date thereof, represent arm's length sales actually made in the Ordinary Course of Business and are valid. The reserve for doubtful accounts shown on the Recent Balance Sheet has been determined in accordance with GAAP. Schedule 3.7 contains an aged schedule of accounts receivable included in the Recent Balance Sheet.

        3.8.   Inventory.  Except for the inventory listed or described on
   Schedule 3.8, as of February 28, 1997 all inventory of the Company consists of a quality and quantity usable and saleable in the Ordinary Course of Business, and is valued in accordance with GAAP at the lower of cost (on a FIFO basis) or market. All inventory purchased since February 28, 1997 consists of a quality and quantity usable and saleable in the Ordinary Course of Business. Except as set forth in Schedule 3.8, all inventory of the Company is located on premises owned or leased by the Company as reflected in this Agreement. All work in process contained in inventory constitutes items in process of production pursuant to the Ordinary Course of Business.

        3.9. Absence of Certain Changes. Except as and to the extent set forth in Schedule 3.9 or otherwise set forth in the Schedules to this Agreement, since the date of the Recent Balance Sheet there has not been:

               3.9.(a)   Adverse Change.  Any change in the financial
   condition, assets, liabilities, business, operations or, to the Best Knowledge of the Shareholders, the prospects of the Company which would have a Material Adverse Effect;

               3.9.(b)   Damage.  Any loss, damage or destruction in excess
   of Twenty-Five Thousand Dollars ($25,000) in the aggregate, whether covered by insurance or not, affecting the Company's business or properties;

               3.9.(c)   Increase in Compensation.  Any increase in the
   compensation, salaries or wages payable or to become payable to any employee or agent of the Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

               3.9.(d)   Labor Matters.  Any union organizing petition or
   campaign, labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of the Company;

               3.9.(e)   Commitments.  Any commitment or transaction by the
   Company involving payments in excess of Ten Thousand Dollars ($10,000) in the aggregate (including, without limitation, any borrowing or capital expenditure) other than in the Ordinary Course of Business;

               3.9.(f)   Dividends.  Any declaration, setting aside, or
   payment of any dividend or any other distribution in respect of the Company's capital stock (except for payment of dividends for the Shareholders' tax obligations pursuant to Subchapter S of the Code on the Company's income); any redemption, purchase or other acquisition by the Company of any capital stock of the Company, or any security relating thereto; or any other payment to any Shareholder in such person's capacity as a shareholder;

               3.9.(g)   Disposition of Property.  Any sale, lease or other
   transfer or disposition of any properties or assets of the Company, except for the sale of inventory items in the Ordinary Course of Business;

               3.9.(h)   Indebtedness.  Any indebtedness for borrowed money
   incurred, assumed or guaranteed by the Company;

               3.9.(i)   Liens.  Any Lien (as defined herein) granted on any
   of the properties or assets of the Company;

               3.9.(j)   Amendment of Contracts.  Any entering into,
   amendment or termination by the Company of any contract involving amounts in excess of Ten Thousand Dollars ($10,000) in the aggregate, or any waiver of material rights thereunder, other than in the Ordinary Course of Business;

               3.9.(k)   Loans and Advances.  Any loan or advance (other than
   advances to employees in the Ordinary Course of Business for travel and entertainment) to any person including, but not limited to, any officer, director or employee of the Company, or any Affiliate (for the purposes of this Agreement, the term "Affiliate" shall mean and include all Shareholders, directors, and officers of the Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than five percent (5%) of the outstanding shares of any entity whose securities are listed on a National Securities Exchange traded in the national over the counter market;

               3.9.(l)   Credit.  Any grant of credit to any customer or
   distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of the Company's policies or practices with respect to the granting of credit; or

               3.9.(m)   Unusual Events.  Any other event or condition not in
   the Ordinary Course of Business.

        3.10. No Litigation. Except as set forth in Schedule 3.10, there is no action, suit, arbitration, proceeding, investigation or inquiry pending or, to the Best Knowledge of the Shareholders (as defined herein), threatened against the Company or its directors (in such capacity), its business or assets nor, to the Best Knowledge of the Shareholders, is there any basis for any such proceedings, investigations or inquiries.
   Schedule 3.10 also identifies all such actions, suits, proceedings, investigations and inquiries to which the Company or any of its directors (in such capacity) have been parties within the past five (5) years. Except as set forth in Schedule 3.10, neither the Company nor its business or assets is subject to any judgment, order, writ or injunction of any court, arbitrator or federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality. For purposes of this Agreement, the term "Best Knowledge of the Shareholders" shall mean the knowledge of any of the Shareholders after due inquiry of appropriate operating personnel of the Company.

        3.11. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Recent Balance Sheet, in Schedule
   3.11 or in any of the other Schedules to this Agreement, to the Best Knowledge of the Shareholders, the Company does not have any material liabilities other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the Ordinary Course of Business, none of which has or is reasonably likely to have a Material Adverse Effect.

        3.12.  Compliance With Laws.

               3.12.(a) Compliance. Except as set forth in Schedule 3.12.(a), to the Best Knowledge of the Shareholders the Company (including all of its operations, practices, properties and assets) is in compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, "Laws"), including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising the Environmental Laws (as hereinafter defined) and the Foreign Corrupt Practices Act, except where the failure to so comply would not have a Material Adverse Effect. Except as set forth in Schedule 3.12.(a), the Company has not received notice of any violation or alleged violation of any Laws since January 1, 1986. All reports and returns required to be filed by the Company with any governmental authority have been filed, except where the failure to so file would not, individually or in the aggregate, have a Material Adverse Effect, and were accurate and complete when filed. Without limiting the generality of the foregoing:

                      (i) To the Best Knowledge of the Shareholders, the operation of the business of the Company as it is now conducted does not, nor does any condition existing at any of the facilities of the Company, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted;

                     (ii) The Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

                    (iii) The Company has delivered to Buyer copies of all reports of the Company for the past five (5) years made by the Company under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

               3.12.(b) Licenses and Permits. The Company has all licenses, permits, approvals, authorizations and consents of all governmental and regulatory authorities and all certification organizations required for the conduct of the business as presently conducted and operation of its facilities as presently operated. All material licenses, permits, approvals, authorizations and consents of the Company (other than those which relate to occupancy of its premises or the collection, withholding or payment of taxes) are described in Schedule 3.12.(b), are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Except as set forth in Schedule 3.12.(b), the Company (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents, except where the failure to so comply would not have a Material Adverse Effect.

               3.12.(c) Environmental Matters. The applicable Laws or regulations adopted thereunder relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such substances including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended up to the date hereof, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this Section 3.12, to the Best Knowledge of the Shareholders the Company is in compliance in all material respects with all Environmental Laws and any requirements contained in any plan, order, decree, judgment, injunction, notice or demand letter issued to or entered
   against the Company.   Except as set forth in Schedule 3.12.(c), there is
   no civil, criminal or administrative action, suit, hearing, demand, claim, notice of violation, investigation, proceeding, notice or demand letter pending or to the Best Knowledge of the Shareholders, threatened against the Company relating in any way to the Environmental Laws or any order, decree or judgment entered against the Company. Except as set forth in
   Schedule 3.12.(c), to the Best Knowledge of the Shareholders, there are no past or present conditions or activities which could give rise to a violation of any Environmental Laws or which may give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws based on the use, treatment, storage, disposal, transport or handling, or the release into the environment, of any Waste.

        3.13.  Title to and Condition of Properties.

               3.13.(a) Marketable Title. The Company has good and marketable title to all of its assets, business and properties, including, without limitation, all such properties (tangible and intangible) reflected in the Recent Balance Sheet, except for inventory or other assets disposed of in the Ordinary Course of Business since the date of the Recent Balance Sheet, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, covenants, reservations, restrictions, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those described in Schedule 3.13.(a) and, in the case of real property, encumbrances, easements and rights of way revealed in the title insurance commitment provided pursuant to Section 5.4 and on the survey(s) obtained pursuant to Section 5.5, Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings (and which have been sufficiently accrued or reserved against in the Recent Balance Sheet), municipal and zoning ordinances and easements for public utilities, none of which interfere in any material respect with the use of the property as currently utilized. None of the Company's assets or properties are subject to any restrictions with respect to the transferability thereof (except for laws of general applicability), and the Company's title thereto will not be affected in any way by the transactions contemplated hereby.

               3.13.(b) Condition. To the Best Knowledge of the Shareholders, all property and assets owned or utilized by the Company are in good operating condition and repair (subject to normal wear and tear and consistent with their respective ages), free from any defects (except such minor defects as do not materially interfere with the use thereof in the conduct of the normal operations of the Company), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of the Company as conducted during the preceding twelve (12) months. All buildings, plants and other structures owned or otherwise utilized by the Company are in good condition and repair (subject to normal wear and tear and consistent with their respective ages) and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems (except such minor defects as do not materially interfere with the use thereof in the conduct of the normal operations of the Company).

               3.13.(c) Real Property. Schedule 3.13.(c) sets forth all real property owned, used or occupied by the Company (the "Real Property"), including a description of all land, and all encumbrances, easements or rights of way of record (or, if not of record, of which the Company has notice or knowledge) granted on or appurtenant to or otherwise affecting such Real Property, the zoning classification thereof, and all plants, buildings or other structures located thereon. With respect to each parcel of Real Property which is leased, Schedule 3.13.(c) identifies such lease and provides a true and complete copy of such lease. To the Best Knowledge of the Shareholders, to the extent required by applicable law, there are now in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. All of the Real Property has permanent rights of access to dedicated public highways. To the Best Knowledge of the Shareholders, no fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads and there is no pending or, to the Best Knowledge of the Shareholders, threatened restriction or denial, governmental or otherwise, upon such ingress and egress. To the Best Knowledge of the Shareholders, no portion of any of the Real Property has been used as a landfill or for storage of hazardous or toxic materials. Except as set forth on Schedule 3.13.(c), there is not (i) any claim of adverse possession or prescriptive rights involving any of the Real Property, (ii) any structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties or (iii) any structure of any other party which encroaches on or over the boundaries of any of such Real Property. To the Best Knowledge of the Shareholders, none of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law, regulation or ordinance. No public improvements have been commenced and, to the Best Knowledge of the Shareholders, none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Real Property. Except as set forth on Schedule 3.13.(c), to the Best Knowledge of the Shareholders there is no (i) planned or proposed increase in assessed valuations of any Real Property, (ii) governmental agency or court order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, (iii) condition or defect which could give rise to an order of the sort referred to in "(ii)" above, (iv) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Property), or
   (v) work that has been done or labor or materials that has or have been furnished to any Real Property during the period of six (6) months immediately preceding the date of this Agreement for which liens could be filed against any of the Real Property.

               3.13.(d) No Condemnation or Expropriation. Neither the whole nor any portion of the property or any other assets of the Company is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to the Best Knowledge of the Shareholders has any such condemnation, expropriation or taking been proposed.

        3.14. Insurance. Set forth in Schedule 3.14 is a complete and accurate list of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of the Company, true and correct copies of which have heretofore been delivered to Buyer.
   Schedule 3.14 includes a list of any pending claims in excess of Ten Thousand Dollars ($10,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate per policy. All such policies are valid, outstanding and enforceable policies; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof, except as set forth in Schedule 3.14.
   Schedule 3.14 indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses to date equal seventy-five percent (75%) or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and to the Best Knowledge of the Shareholders the Company has not engaged in any act or omission which could result in cancellation of any such policy prior to its scheduled expiration date. To the Best Knowledge of the Shareholders, the Company has duly and timely made all claims it has been entitled to make under each policy of insurance. Since January 1, 1992, all products liability and general liability policies maintained by or for the benefit of the Company have been "occurrence" policies and not "claims made" policies. There is no claim by the Company pending under any such policies as to which coverage has been denied or disputed by the underwriters of such policies nor, to the Best Knowledge of the Shareholders, is there any basis for denial of any pending claim under any such policy. The Company has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy.

        3.15.  Contracts and Commitments.

               3.15.(a)  Real Property Leases.  Except as set forth in
   Schedule 3.13.(c), the Company has no leases of real property.

               3.15.(b)  Personal Property Leases.  Except as set forth in
   Schedule 3.15.(b), the Company has no leases of personal property involving consideration or other expenditures in excess of Five Thousand Dollars ($5,000) in the case of any single contract.

               3.15.(c) Purchase Commitments. The Company has no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of twelve (12) months normal usage, except for contracts which do not exceed Five Thousand Dollars ($5,000) for any individual item or Twenty-Five Thousand Dollars ($25,000) in the aggregate.

               3.15.(d) Sales Commitments. Except as set forth in Schedule 3.15.(d), the Company has no sales contracts or commitments to customers or distributors which aggregate in excess of One Hundred Thousand Dollars ($100,000) to any one customer or distributor (or group of affiliated customers or distributors) outstanding as of February 28, 1997. The Company has no sales contracts or commitments except those made in the Ordinary Course of Business, at arm's length, and no such contracts or commitments are for a sales price which would result in a loss to the Company.

               3.15.(e)  Contracts With Affiliates and Certain Others.
   Except as set forth in Schedule 3.15.(e), the Company has no agreement, understanding, contract or commitment (written or oral) with any Affiliate or any other officer, employee, agent, consultant, distributor, dealer or franchisee that is not cancellable by the Company on notice of not longer than thirty (30) days without liability, penalty or premium of any kind.

               3.15.(f) Powers of Attorney. Except as set forth in Schedule 3.15.(f), the Company has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose.

               3.15.(g) Collective Bargaining Agreements. The Company is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

               3.15.(h) Loan Agreements. Except as set forth in Schedule 3.15.(h), the Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

               3.15.(i) Guarantees. Except as set forth in Schedule 3.15.(i), the Company has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

               3.15.(j) Contracts Subject to Renegotiation. Except as set forth in Schedule 3.15.(j), the Company is not a party to any contract with any governmental body which is subject to renegotiation.

               3.15.(k) Burdensome or Restrictive Agreements. The Company is not a party to nor is it bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the operation of the Company. Without limiting the generality of the foregoing, except as disclosed on Schedule 3.15.(k), the Company is not a party to nor is it bound by any agreement requiring the Company to assign any interest in any trade secret or proprietary information, or prohibiting or restricting the Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

               3.15.(l) Other Material Contracts. Except for purchase or sale commitments of the type described in Sections 3.15.(c) or 3.15.(d), the Company has no lease, license, contract or commitment of any nature involving consideration or other expenditure by the Company in excess of Twenty-Five Thousand Dollars ($25,000) for a single contract or which is otherwise individually material to the operations of the Company, except as explicitly described in Schedule 3.15.(l).

               3.15.(m) No Default. To the Best Knowledge of the Shareholders, the Company is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of the Company's obligations or result in the creation of any lien on any of the assets owned, used or occupied by the Company, where such default would have a Material Adverse Effect. Schedule 3.15(m) sets forth a schedule of aged accounts receivable as of February 28, 1997. Except as set forth on
   Schedule 3.15(m), to the Best Knowledge of the Shareholders no third party is in default under any lease, contract or commitment to which the Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination thereof.

        3.16. Labor Matters. Except as set forth in Schedule 3.16, within the last five (5) years the Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in Schedule 3.16, (a) to the Best Knowledge of the Shareholders the Company is in compliance with all applicable laws respecting employment and employment practices (including, without limitation, law applicable to sexual harassment), terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, (b) there is no unfair labor practice charge or complaint against the Company pending or, to the Best Knowledge of the Shareholders, threatened, (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to the Best Knowledge of the Shareholders, threatened against or affecting the Company nor any secondary boycott with respect to products of the Company, (d) no grievance which might have a Material Adverse Effect, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending, (e) there are no administrative charges or court complaints against the Company concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any state or federal or foreign court or agency, and (f) there are no investigations, complaints, citations or other proceedings pending or, to the Best Knowledge of the Shareholders, threatened against the Company by the U.S. Occupational, Safety and Health Administration or any state agency concerning any health or safety matters.

        3.17.  Employee Benefit Plans.

               3.17.(a) Disclosure and Delivery of Documents. Schedule 3.17.(a) sets forth all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed by the Company. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement." True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been provided to Buyer, along with, to the extent applicable to the particular Employee Plan/Agreement, the following information: a copy of the annual report (form 5500 series) filed for the last three years, a copy of the summary plan description, summary annual report, summary of material modifications, and all material manuals or communications filed or distributed with respect to the Employee Plan/Agreement during the last three years, a copy of any insurance contract or trust agreement through which the Employee Plan/Agreement is funded, the most recent IRS determination letter issued with respect to the Employee Plan/Agreement, and notice of any material adverse change occurring with respect to any Employee Plan/Agreement since the date of the most recently completed annual report.

               3.17.(b) Title IV of ERISA. The Company does not maintain or contribute to, and has never maintained or contributed to, an Employee Plan/Agreement that is subject to Title IV of ERISA.

               3.17.(c) Multiemployer Plans. The Company does not contribute and has never contributed (or been obligated to contribute) to a multiemployer plan as defined in Section 4001(a)(13) of ERISA.

               3.17.(d) Severance and Post-Retirement Benefits. Neither the Company nor any Employee Plan/Agreement maintained or contributed to by the Company provides or has any obligation to provide (or contribute toward the cost of) postretirement welfare benefits with respect to current or former employees of the Company or any other entity, including, without limitation, post-retirement medical, dental, life insurance, severance or any other similar benefit, whether provided on an insured or self-insured basis.

               3.17.(e) Payments and Compliance. With respect to each Employee Plan/Agreement, (i) all payments due from the Company with respect to any such plan (or from the Company with respect to any such plan) have been made, and all amounts properly accrued to date as liabilities of the Company which have not been paid have been properly recorded on the books of the Company; (ii) the Company has complied with, and each such Employee Plan/Agreement conforms in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code in all material respects, and all reports and information relating to such Employee Plans/Agreements required to be filed with any governmental entity have been timely filed; (iii) all reports and information required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (iv) there have been no prohibited transactions within the meaning of Sections 406 and 407 of ERISA or Section 4975 of the Code with respect to any Employee Plan/Agreement; (v) no event or omission has occurred in connection with any Employee Plan/Agreement that would subject Company or any Employee Plan/Agreement to a material fine, penalty, tax or liability, whether pursuant to any agreement, instrument, indemnification obligation, or statute, regulation or rule of law; (vi) each such Employee Plan/Agreement which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; and (vii) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to any Employee Plan/Agreement or against the assets of such Employee Plan/Agreement.

               3.17.(f) COBRA. The Company has complied in all material respects with the continuation coverage requirements of Section 601 through 608 of ERISA, and the requirements of any similar state law regarding continued insurance coverage, and the Company has incurred no liability with respect to its failure to offer or provide continued coverage in accordance with the foregoing requirements, nor is there any suit or action pending or threatened with respect to such requirements.

               3.17.(g) Triggering of Obligations and Other Binding Commitments. Other than payments to be made under Section 5.9 or otherwise under the agreements contemplated by Section 7.10, the consummation of the transactions contemplated by this Agreement will not entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, or accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee. Further, the Company has not announced any type of plan or binding commitment to create any additional Employee Plan/Agreement or to amend or modify any existing Employee Plan/Agreement.

        3.18. Employment Compensation. Schedule 3.18 contains a true and correct list of (a) all employees to whom the Company is paying compensation, including bonuses and incentives, at an annual rate, effective January 1, 1997, in excess of Seventy Five Thousand Dollars ($75,000) for services rendered or otherwise and (b) all salaried employees; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee, effective January 1, 1997, and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.

        3.19. Trade Rights. Schedule 3.19 lists all Trade Rights (as defined below) in which the Company now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by the Company, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in
   Schedule 3.19 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of the Company, as such is currently being conducted or proposed to be conducted, the Company does not require any Trade Rights that it does not already have. To the Best Knowledge of the Shareholders, the Company is not infringing and has not infringed any Trade Rights of another in the operation of the business of the Company, nor is any other person infringing the Trade Rights of the Company. Except as set forth in
   Schedule 3.19, the Company has not granted any license or made any assignment of any Trade Right listed on Schedule 3.19, nor does the Company pay any royalties or other consideration for the right to use any Trade Rights of others. There are no inquiries, investigations or claims or litigation challenging or, to the Best Knowledge of the Shareholders, threatening to challenge the Company's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of the Company. To the Best Knowledge of the Shareholders, all Trade Rights of the Company are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of the Company. The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by the Company. As used herein, the term "Trade Rights" shall mean and include: (a) all United States, state and foreign trademark rights, business identifiers, trade dress, service marks, trade names and brand names, including all claims for infringement, and all registrations thereof and applications therefor and all goodwill associated with the foregoing accruing from the dates of first use thereof; (b) all United States and foreign copyrights, copyright registrations and copyright applications, including all claims for infringement, and all other rights associated with the foregoing and the underlying works of authorship; (c) all United States and foreign patents and patent applications, including all claims for infringement and all international proprietary rights associated therewith; (d) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; and (e) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property.

        3.20.  Major Customers and Suppliers.

               3.20.(a) Major Customers. Schedule 3.20.(a) contains a list of all of the Company's invoices over $20,000 for each of the two (2) most recent fiscal years showing the total dollar amount of all invoices for each customer or distributor of the Company during each such year. To the Best Knowledge of the Shareholders, none of the customers so listed has notified the Company in writing that it will not continue to be a customer of the Company or will materially reduce the scope of its purchases from the Company.

               3.20.(b) Major Suppliers. Schedule 3.20.(b) contains a list of the ten (10) largest suppliers to the Company for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier (a "Major Supplier") during each such year. Except as set forth in Schedule 3.20.(b), none of the Major Suppliers has notified the Company that it will not continue to be a supplier to the Company after the Closing or that it will not continue to supply the business with substantially the same quantity and quality of goods at competitive prices. To the Best Knowledge of the Shareholders, neither the Company nor any Shareholder has received notice of any pending material change in price or availability of materials, except for price adjustments imposed in the Ordinary Course of Business on other customers purchasing similar quantities of such materials. Schedule 3.20.(b) sets forth a list of all Major Suppliers who have notified the Company of any pending price increase in excess of ten percent (10%).

               3.20.(c) Dealers and Distributors. Schedule 3.20.(c) contains a list by product line of all sales representatives, dealers, distributors and franchisees of the Company, together with representative copies of all existing and pending sales representative, dealer, distributor and franchise contracts. None of the representatives, dealers, distributors or franchisees so listed has notified the Company that it will terminate its relationship with the Company. Company previously has provided to Buyer true and complete copies of all written agreements between the Company and its current representatives, dealers, distributors and franchisees.

        3.21. Product Warranty and Product Liability. Schedule 3.21 contains a true, correct and complete copy of the Company's standard warranty or warranties for sales of Products (as defined below) and, except as stated therein, there are no other warranties, commitments or obligations issued by the Company since January 1, 1990 with respect to the return, repair or replacement of Products. Schedule 3.21 sets forth the estimated aggregate annual cost to the Company of performing warranty obligations for customers for each of the five (5) preceding fiscal years and the current fiscal year to the date of the Recent Balance Sheet.
   Schedule 3.21 contains a description of all product liability claims and similar claims, actions litigation and other proceedings relating to Products manufactured or sold, or services rendered, which are presently pending or, to the Best Knowledge of the Shareholders, threatened, or which have been asserted or commenced against the Company within the last five (5) years, in which a party thereto either requests injunctive relief or alleges damages in excess of Ten Thousand Dollars ($10,000) (whether or not covered by insurance). Except as disclosed on Schedule 3.21, since January 1, 1990, none of the Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign. The Products have been designed, manufactured and labelled so as to meet and comply with all mandatory governmental standards and specifications in effect at the time of their manufacture and sale and have received all governmental approvals necessary to allow their sale and use. Except as disclosed on Schedule 3.21, all products currently manufactured, distributed or sold by the Company under any brand name or mark (the "Current Products") comply with all applicable standards of ASTM and the Consumer Products Safety Commission currently in effect. As used in this
   Section 3.21, the term "Products" means any and all Current Products and all products at any time previously manufactured, distributed or sold by the Company, or by any predecessor of the Company under any brand name or mark under which products are or have been manufactured, distributed or sold by the Company.

        3.22. Bank Accounts. Schedule 3.22 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

        3.23.  Affiliates' Relationships to Company.

               3.23.(a) Contracts With Affiliates. All leases, contracts, agreements or other arrangements between the Company and any Affiliate are described on Schedule 3.23.(a).

               3.23.(b)  No Adverse Interests.  Except as set forth in
   Schedule 3.23.(b), no Affiliate has any direct or indirect interest in (i) any entity which does business with the Company or is competitive with the Company's business, or (ii) any property, asset or right which is used by the Company in the conduct of its business.

               3.23.(c) Obligations. All obligations of any Affiliate to the Company, and all obligations of the Company to any Affiliate, are listed on Schedule 3.23.(c).

        3.24. Assets Necessary to Business. The Company presently has and at the Closing will have good, valid and marketable title to all property and assets, tangible and intangible, and all leases, licenses and other agreements, necessary to permit the Company to carry on its business as presently conducted.

        3.25. Disclosure. No representation or warranty by the Company and/or the Shareholders in this Agreement, nor any certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of the Company or the Shareholders pursuant to this Agreement contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, disclosure schedule or document delivered by or on behalf of the Company and/or the Shareholders pursuant to this Agreement shall be deemed representations and warranties by the Company and the Shareholders.

   4.   REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer makes the following representations and warranties to the Company and the Shareholders, each of which is true and correct on the date hereof and shall be unaffected by any investigation heretofore or hereafter made by the Company or any of the Shareholders or any knowledge of the Company or any of the Shareholders other than as specifically disclosed in the schedules hereto delivered to the Company and the Shareholders at the time of execution of the Agreement:

        4.1.   Corporate.

               4.1.(a)   Organization.  Buyer is a corporation duly
   organized, validly existing and in good standing under the laws of the State of Wisconsin.

               4.1.(b) Corporate Power. Buyer has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

        4.2. Authority. The execution and delivery of this Agreement and the Notes and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholder is necessary to authorize this Agreement and the Notes or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. No consent is required from any third party in order for Buyer to consummate the transactions contemplated by this Agreement. This Agreement constitutes, and when executed and delivered, the Notes and the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

        4.3. Disclosure. No representation or warranty by Buyer in this Agreement, nor any certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

        4.4. Investment Intent. Buyer is purchasing the Shares for its own account, for investment only and not with a view to resale, distribute or other disposition thereof in violation of any federal, state or securities laws. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares.

        4.5. Buyer Reports; Financial Statements. Buyer has delivered to the Shareholders' Representative copies of all forms, reports and documents (including exhibits and any amendments thereto) filed by SNSC with the Securities and Exchange Commission (the "SEC") since July 1, 1995 (collectively, including without limitation any financial statements or schedules included therein, the "SNSC Reports"). As of their respective dates, the SNSC Reports did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of circumstances in which they were made, not misleading. Each of the balance sheets included in or incorporated by reference into the SNSC Reports (including the related notes and Schedules) fairly presents in all material respects the financial position of SNSC and its subsidiaries as of its date, and each of the consolidated statements of income and cash flows included in or incorporated by reference into the SNSC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings and cash flows, as the case may be, of SNSC and its subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved.

        4.6.   Litigation.    There are no actions, suits, claims,
   proceedings or investigations pending or, to the best knowledge of Buyer, threatened against or affecting Buyer which seeks to prevent or enjoin the consummation of the transactions contemplated by this Agreement.

        4.7. Financial Resources. At the Closing, Buyer will have sufficient resources or credit arrangements or facilities to enable it to consummate the transactions contemplated by this Agreement and make payment of cash in accordance with the terms of Section 2.2 of this Agreement and deliver the Notes. Notwithstanding anything to the contrary contained herein, the Company's and the Shareholders' sole and exclusive remedy for any breach by Buyer of this Section 4.7 shall be to terminate this Agreement in accordance with Section 11.1.(e).

   5.   OTHER MATTERS

        5.1. Environmental Survey. Buyer and the Shareholders covenant and agree as follows:

               5.1.(a)   Retention of Engineers.  Subject to the limitations
   set forth in Section 5.1.(b) below, Buyer shall retain an independent, competent and qualified firm of nationally-recognized environmental engineers or consultants (the "Engineers") to prepare and promptly submit to Buyer a written report of site assessment and environmental survey (the "Phase 1 Environmental Survey") relative to the assets, operations and real property owned or used in the operations of the Company. The fees and expenses of the Engineers, together with all other expenses incurred in connection with the Phase 1 Environmental Survey, shall be paid by Buyer.

               5.1.(b)   Limitations on Access.  Notwithstanding any other
   provision of this Agreement, the right of Buyer and/or its representatives and the Engineers to enter on any parcel of real property or inspect any portion of the business operations of the Company shall be subject to the following restrictions:

                    (i) Activities conducted under this Section shall not unreasonably interfere with the normal operation of the Company's business;

                    (ii) Buyer shall give the Shareholders' Representative a
               sufficient opportunity to review the scope of any proposed activities prior to the entry on any parcel of real property;

                    (iii) All activities undertaken in connection with the Phase 1 Environmental Survey shall comply with all applicable law in all material respects; and

                    (iv) Buyer shall be responsible for and shall indemnify
               the Company and the Shareholders against any material property damage or personal injury incurred by the Company or any other person resulting from any negligent or willful activities of Buyer or its employees, agents, representatives, consultants and Engineers.

               5.1.(c)   Environmental Quantification. Promptly upon its
   completion, Buyer will provide to the Shareholders' Representative a copy of the Phase 1 Environmental Survey. As part of the Phase 1 Environmental Survey, the Engineers shall include a quantification (the "Environmental Quantification") of the reasonably anticipated cost to correct or remedy any violation of any Environmental Laws disclosed in the Phase 1 Environmental Survey (including the reasonably anticipated cost of any fine or penalty reasonably likely to be assessed and paid in connection with such violation or violations). The Environmental Quantification shall also include any cost, liability, and expense (including but not limited to costs to investigate, remediate, remove and dispose) associated with the presence or release of any Waste disclosed by the Phase 1 Environmental Survey (including the reasonably anticipated cost of any fine or penalty reasonably likely to be assessed and paid in connection with such violation or violations. In the event the Environmental Quantification exceeds Five Hundred Thousand Dollars ($500,000) in the aggregate, Buyer may promptly notify the Shareholders' Representative in writing of its intention to terminate this Agreement pursuant to the provisions of Section 11.1.(c).

        5.2. Noncompetition; Confidentiality. As an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of the Company being acquired pursuant to this Agreement, and in addition to and not in limitation of any covenants contained in any agreement executed and delivered pursuant hereto, each Shareholder hereby covenants and agrees as follows:

               5.2.(a)   Covenant Not to Compete.  For a period of five (5)
   years after the Closing Date, each Shareholder, severally and not jointly, will not directly or indirectly engage in any Competitive Activities (as hereinafter defined). The term "Competitive Activities" as used herein shall mean:

                      (i) directly or indirectly engaging in, continuing in or carrying on the business of designing, manufacturing, selling, distributing and dealing in and with recreational equipment, including, playground equipment, park benches, bleachers and shelters as conducted by the Company or Buyer on the Closing Date, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which competes with or is engaged in or carries on any aspect of such business or any business substantially similar thereto;

                     (ii) directly or indirectly consulting with, advising or assisting in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of the Company or Buyer, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any such competitor; or

                    (iii) offering employment to or employing an employee of the Company or Buyer as of the date of this Agreement, without the prior written consent of Buyer;

   provided, however, that the term "Competitive Activities" shall not include [A] the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed three percent (3%) of the outstanding shares of any such corporation or [B] investment, loans or advances or other financial assistance made by John R. Siragusa to the business presently conducted by his son. The parties agree that the geographic scope of this covenant not to compete shall extend to all areas of the United States and all foreign countries where the Company or Buyer currently does business, which countries are listed on Schedule 5.2.(a). The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the business of the Company. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such overly broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

               5.2.(b)   Covenant of Confidentiality.  No Shareholder shall
   at any time subsequent to the Closing, except as explicitly requested by Buyer, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of catalogues, brochures, documents, tapes, discs or programs containing any confidential information concerning the Company. For purposes hereof, "confidential information" shall mean and include, without limitation, all Trade Rights in which the Company has an interest, all customer lists and customer information, and all other information concerning the Company's processes, apparatus, equipment, packaging, products, marketing and distribution methods, except any of the foregoing which shall have become public knowledge other than by breach of this Agreement by any of the Shareholders.

               5.2.(c)   Equitable Relief for Violations.  Each Shareholder
   agrees that the provisions and restrictions contained in this Section 5.2 are necessary to protect the legitimate continuing interests of Buyer in acquiring the Shares, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 5.2.

        5.3. General Releases. At the Closing, each Shareholder shall deliver general releases to Buyer, in form and substance satisfactory to Buyer, releasing the Company, and the directors, officers, agents and employees of the Company from all claims arising out of or relating to events arising prior to or on the Closing Date, except (a) as may be described in written contracts disclosed in the Schedules hereto and expressly described and excepted from such releases, and (b) in the case of persons who are employees of the Company, compensation for current periods expressly described and excepted from such releases. Such releases also shall contain waivers of any right of indemnification, contribution or other recourse against the Company with respect to representations, warranties or covenants made herein by the Company.

        5.4. Title Insurance. Not less than fifteen (15) days prior to the Closing, the Company shall provide to Buyer title insurance commitments, issued by a title insurance company or companies reasonably satisfactory to Buyer, agreeing to issue to Buyer standard form owner's policies of title insurance with respect to all Real Property listed on Schedule 5.4, together with a copy of each document to which reference is made in such commitments. Such policies shall be standard ALTA 1990 Form B owner's policies in the full amount of that portion of the Purchase Price allocated respectively to each subject parcel of Real Property, insuring good and marketable title thereto (expressly including all easements and other appurtenances). All policies shall insure title in full accordance with the representations and warranties set forth herein and shall be subject only to such conditions and exceptions as shall be reasonably acceptable to Buyer, and shall contain such endorsements as Buyer shall reasonably request (including, but not limited to, an endorsement over rights of creditors, if requested by Buyer or Buyer's lender).

        5.5. Surveys. Not less than fifteen (15) days prior to the Closing, the Company shall provide to Buyer surveys of all Real Property listed on Schedule 5.4. Each such survey shall be prepared in accordance with ALTA/ASCM standards, dated no more than ninety (90) days prior to the Closing and detail the legal description, the perimeter boundaries, all improvements located thereon, all easements and encroachments affecting the relevant parcel of Real Property and such other matters as may be reasonably requested by Buyer or the title insurance companies. Each survey shall contain a surveyor certificate reasonably acceptable to Buyer and the title insurance companies and prepared by a registered land surveyor satisfactory to Buyer.

        5.6.   Shareholders' Representative

               5.6.(a)   Appointment.  In order to administer efficiently the
   rights and obligations of the Shareholders under this Agreement, the Shareholders hereby designate and appoint Ross D. Siragusa, Jr. as the Shareholders' Representative, to serve as the Shareholders' agent and attorney-in-fact for the limited purposes set forth in Section 5.6.(b) of this Agreement.

               5.6.(b)   Authority.  Each of the Shareholders hereby appoints
   the Shareholders' Representative as his agent, proxy and attorney-in-fact, with full power of substitution, for all purposes set forth in this Agreement, including, without limitation, the full power and authority on such Shareholder's behalf (i) to consummate the transactions contemplated by this Agreement, (ii) to cause the Company to pay the Transaction Expenses (as defined herein), (iii) to disburse any funds received hereunder to the Shareholders, (iv) to execute and deliver any certificates representing the Shares and execution of such further instruments of assignment as Buyer shall reasonably request, (v) to execute and deliver on behalf of such Shareholder any amendment or waiver under this Agreement, (vi) to retain legal counsel and other professional services in connection with the performance by the Shareholders' Representative of this Agreement, and (vii) to do each and every act and exercise any and all rights which such Shareholder or the Shareholders are permitted or required to do or exercise under this Agreement and the other agreements, documents and certificates executed in connection herewith. Each of the Shareholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Shareholders' Representative and shall survive the death, bankruptcy or other incapacity of any Shareholder; provided that such agency and proxy shall terminate if this Agreement is terminated pursuant to its terms.

               5.6.(c)   Tenure and Replacement of the Shareholders'
   Representative. Ross D. Siragusa, Jr. shall serve as the Shareholders' Representative until he resigns or is otherwise unable or unwilling to serve. In the event that a Shareholders' Representative resigns from such position or is otherwise unable or unwilling to serve, the remaining Shareholders shall select a successor representative to fill such vacancy, shall provide prompt written notice to Buyer of such change and such substituted representative shall then be deemed to be the Shareholders' Representative for all purposes of this Agreement.

        5.7. Transaction Expenses. The Company will pay all reasonable expenses to a maximum aggregate amount of Three Hundred Thousand Dollars ($300,000) ("Transaction Expenses"), including attorneys' fees, incurred in connection with its performance of the transactions contemplated by this Agreement.

        5.8.   Certain Tax Matters.

               5.8.(a)   Allocation of Purchase Price.

                    (i) The parties agree that for federal, and to the extent applicable, state and local income tax purposes, an amount equal to the adjusted grossed up basis (as such term is defined in the Treasury Regulations under Internal Revenue Code Section 338) shall be allocated to the assets of the Company (including goodwill) in accordance with the following:
               The allocation will reflect a $300,000 mark-up over book value of inventory, which will result in some lesser amount of ordinary income on the federal income tax return of the Company. An amount equal to book value minus one half the difference between book value and tax basis will be assigned to patterns, dies, machinery and equipment. All other assets (other than goodwill) will be valued at book value which is equal to tax basis. These values so assigned are agreed by both parties to be the approximate fair market value of the assets in question. Any excess of the total purchase price over the value so assigned will be allocated to goodwill.

                    (ii) The parties shall prepare and file their respective
               federal, state and local income tax returns and shall prepare and file IRS form 8023-A in a manner consistent with such allocation and shall not take a position on any tax return or in any proceeding before any taxing authority that is in any manner inconsistent with such allocation.

               5.8.(b)   338 (h)(10) Election.  At Buyer's request, and at
   its option, the Company and the Shareholders will cooperate with Buyer in filing an election under Section 338(h)(10) of the Code (the "338 Election"). Buyer will reimburse the Shareholders on an after-tax basis
   (a) for the reasonable out-of-pocket expenses incurred by the Shareholders in connection with the 338 Election (including, without limitation, reasonable attorneys' and accountants' fees), which amounts shall be paid by Buyer to the Shareholders from time to time as the same may be incurred by the Shareholders, (b) for any increase in federal, state or other taxes incurred by any of the Shareholders by reason of making the 338 Election over the amount of such taxes otherwise payable by such Shareholders in connection with the transactions contemplated hereby as if the 338 Election had not been made (such excess being referred to as the "Anticipated Incremental 338 Tax Liability"), which amounts shall be paid by Buyer to the Shareholders on or before the filing by the Buyer and the Shareholders of IRS form 8023-A on which the 338 Election is made, and (c) in the event of a challenge by the taxing authority to the 338 Election, including but not limited to a challenge to the allocation made by the parties consistent with Section 5.8(a)(i) hereof, for any additional federal, state or other taxes payable by the Shareholders by reason of such challenge over the Anticipated Incremental 338 Tax Liability, which amounts shall be paid by Buyer to the Shareholders at the time of payment of such additional taxes by the Shareholders to the respective taxing authorities. Amounts reimbursable by Buyer to the Shareholders under clauses (b) and (c) of the preceding sentence shall in no event exceed $660,000 in the aggregate.

        5.9. Post-Closing Employment Matters. From and after the Closing Date, Buyer agrees with the Shareholders that:

               5.9.(a)   1996 Bonuses.  On or about March 15, 1997, Buyer
   agrees to cause the Company to pay to those management and plant employees who, on a basis consistent with the Company's past practice, are eligible to participate therein, a bonus based on the Company's performance for 1996 in the amounts set forth on Schedule 3.9, which amounts Shareholders represent have been calculated on the basis such bonus has been paid by the Company during the past three (3) years.

               5.9.(b)   Retention Bonuses.  Buyer agrees to pay a $30,000
   retention bonus on September 30, 1997 to each of Rick Kuhn, Tom Norquist and Bill Page provided that such person remains employed by Buyer through September 30, 1997.

   6.   FURTHER COVENANTS OF THE COMPANY AND THE SHAREHOLDERS

        The Company and the Shareholders covenant and agree as follows:

        6.1. Access to Information and Records. Promptly following execution of this Agreement and until the Closing Date, the Company shall give Buyer, its counsel, accountants and other representatives: (a) reasonable access during normal business hours to all of the properties, books, records, contracts and documents of the Company for the purpose of such inspection and investigation as Buyer deems appropriate (and the Company shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of the Company within the possession of the Company as Buyer may request);
   (b) with the prior consent of the Company (which consent will not be unreasonably withheld), access to employees for the purposes of such meetings and communications as Buyer reasonably desires; (c) access and opportunity, at Buyer's expense, to observe the physical year-end inventory conducted by the Company; and (d) with the prior consent (which consent will not be unreasonably withheld) and, except as may be otherwise requested by Buyer's financing sources for independent verification purposes, participation of the Shareholders' Representative (or his designee), access to vendors, customers, sales representatives, manufacturers of its machinery and equipment, and others having business dealings with the Company.

        6.2. Conduct of Business Pending the Closing. From the date hereof until the Closing, except as otherwise approved in writing by Buyer:

               6.2.(a)   No Changes.  The Company will carry on its business
   diligently and, in all material respects, in the same manner as heretofore and will not make or institute any material changes in its methods of purchase, sale, management, accounting or operation.

               6.2.(b)   No Transfer of Shares.  No Shareholder shall pledge,
   assign or otherwise transfer any portion of his interest in the Shares.

               6.2.(c)   Maintain Organization.  The Company will take such
   reasonable action as may be necessary to maintain, preserve, renew and keep in effect the existence, rights and franchises of the Company and will use its reasonable efforts to preserve the business organization of the Company intact, to keep available to Buyer the present officers and employees, and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with the Company.

               6.2.(d)   No Breach.  The Company and the Shareholders will
   not do or omit any act, or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by the Company and/or the Shareholders herein, or which would have required disclosure hereunder had it occurred after the date of the Recent Balance Sheet and prior to the date of this Agreement.

               6.2.(e)   No Material Contracts.  No contract or commitment
   will be entered into, and no purchase of raw materials or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of the Company, except contracts, commitments, purchases or sales which are in the Ordinary Course of Business. Notwithstanding the foregoing, the Company and the Shareholders agree that the Company will not enter into any new sales representative, dealer or distributor contracts, or amend any existing contracts, without the prior consent of Buyer, regardless of the fact that any such individual contract or amendment might otherwise be in the Ordinary Course of Business.

               6.2.(f)   No Corporate Changes.  The Company shall not amend
   its Certificate of Incorporation or By-laws or make any changes in authorized or issued capital stock, including, without limitation, any issuance of additional shares or granting of any rights, options or warrants to acquire any capital stock of the Company.

               6.2.(g)   Maintenance of Insurance.  The Company shall
   maintain all of the insurance in effect as of the date hereof.

               6.2.(h)   Maintenance of Property.  The Company shall use,
   operate, maintain and repair all property of the Company in a normal business manner.

               6.2.(i)   Interim Financials.  The Company will promptly
   provide Buyer with interim monthly financial statements, daily debt reports and other management reports as and when they are available.

               6.2.(j)   No Negotiations.  Neither the Company nor any
   Shareholder will directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of the Company, the Company's assets or business or any part thereof or any equity securities of the Company (an "acquisition proposal"), and the Company and the Shareholders shall immediately advise Buyer of the receipt of any acquisition proposal.

               6.2.(k)   No Dividends; No Increase in Compensation.  The
   Company will not: (i) declare, set aside or pay any dividend or any other distribution (except for payment of dividends for the Shareholders' tax obligations on the Company's income but not including any income taxes payable by the Shareholders as a result of the transactions contemplated by this Agreement); any redemption, purchase or other acquisition by the Company of any capital stock of the Company, or any security relating thereto; or any other payment to any Shareholder (other than compensation on a basis consistent with past practice of the Company as disclosed on
   Schedule 3.9); or (ii) increase any compensation, salaries or wages payable or to become payable to any employee or agent of the Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted made or accrued, except compensation increases which have been committed to previously by the Company or made in the Ordinary Course of Business, which increases are described on Schedule 3.9.

               6.2.(l)   No Change in Accounting Policies.  The Company shall
   not make any change (whether or not material) in the Company's accounting procedures, methods, policies or practices or the manner in which the Company maintains its records.

               6.2.(m)   No Extraordinary Capital Expenditures.  The Company
   will not make any capital expenditures other than as reflected on capital expense projections to be delivered to Buyer on a monthly basis, except as may be required by any act or occurrence beyond the reasonable control of Company or Shareholders, including, without limitation, fire, explosion, power failure, act of God, war, revolution, civil commotion or act of a public enemy.

        6.3. Consents. The Company and the Shareholders will use their best commercially reasonable efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

        6.4. Other Action. The Company and the Shareholders, on the one hand, and the Buyer, on the other, will use their best commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the other parties' obligations to consummate the transactions contemplated in this Agreement. Without limiting the foregoing, the Shareholders agree to take all actions necessary to cause the Company to perform its obligations under this Agreement.

   7.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

        Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

        7.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms hereof.

        7.2. Compliance With Agreement. The Company and each Shareholder shall have in all material respects performed and complied with all agreements and obligations under this Agreement which are to be performed or complied with by the Company and each Shareholder prior to or on the Closing Date.

        7.3. Absence of Suit. No action, suit or proceeding before any court or any governmental authority shall have been commenced or threatened, and no investigation by any governmental or regulating authority shall have been commenced, against Buyer, the Company or any of the affiliates, officers or directors of any of them, seeking to restrain, prevent or challenge the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with, or imposing any condition on, any such transactions.

        7.4. Environmental Survey. The Environmental Quantification shall be less than Five Hundred Thousand Dollars ($500,000) and the results of the Phase 1 Environmental Survey shall be otherwise acceptable to Buyer in all respects.

        7.5. Title Insurance. Buyer shall have received good and valid title insurance policies or, in final form, irrevocable title insurance binders, dated as of the Closing Date, conforming to the specifications set forth in Section 5.4 hereof.

        7.6. Surveys. Buyer shall have received the surveys required pursuant to Section 5.5 hereof.

        7.7. Lender's Consent. Buyer shall have received the consent of The First National Bank of Chicago ("FNBC") to the transactions contemplated hereby, or in the alternative, shall contemporaneously with the Closing prepay or otherwise discharge Buyer's entire loan facility with FNBC.

        7.8. Due Diligence. Buyer shall be satisfied with the results of its due diligence investigation.

        7.9. Financing. Buyer shall have obtained financing necessary to consummate the purchase of the Shares from sources and on terms acceptable to it, in its sole discretion.

        7.10. Non-Competition and Confidentiality Agreements. Buyer shall have received executed Non-Competition and Confidentiality Agreements, in forms reasonably acceptable to Buyer, from key management personnel.

   8.   CONDITIONS PRECEDENT TO THE SHAREHOLDERS' OBLIGATIONS

        Each and every obligation of the Shareholders to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

        8.1. Representations and Warranties True on the Closing. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms hereof or inaccuracies which, in the aggregate, do not constitute a Buyer Material Adverse Effect.

        8.2. Compliance with Agreement. Buyer shall have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date.

        8.3. Absence of Suit. No action, suit or proceeding before any court or any governmental authority shall have been commenced or threatened, and no investigation by any governmental or regulating authority shall have been commenced, against Buyer, the Company or the Shareholders or any of the affiliates, officers or directors of any of them, seeking to restrain, prevent or challenge the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with, or imposing any condition on, any such transactions.

        8.4. Repayment of Certain Indebtedness. At Closing, Buyer shall have made payment in full of all indebtedness owing to LaSalle Northwest National Bank and shall have secured the release and delivered to the Shareholders all shares of Rockwell International Corp. common stock (or any proceeds thereof) owned by the Shareholders and held by such bank as collateral to secure repayment of such indebtedness by the Company.

   9.   INDEMNIFICATION

        9.1.   By Shareholders.  Subject to the terms and conditions of this
   Article 9, if the Closing occurs, each Shareholder jointly and severally hereby agrees to indemnify, defend and hold harmless Buyer, its directors, officers, employees and controlled persons (hereinafter "Buyer's Affiliates") and the Company from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's Affiliates or the Company, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of any Shareholder contained in this Agreement or any certificate or schedule delivered by the Shareholders to the Buyer in connection with this Agreement or (b) the breach of any covenant of any Shareholder or the Company contained in this Agreement. As used in this Article 9, the term "Claim" shall include: (i) all debts, liabilities and obligations; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, in each case actually incurred by the claimant.

        Notwithstanding the foregoing paragraph, the obligations of the Shareholders to indemnify, defend and hold harmless Buyer, Buyer's Affiliates and the Company if the Closing occurs shall be several and not joint obligations with respect to Claims arising out of or related to any inaccuracy or breach of such Shareholder's representations and warranties set forth in Section 3.2 hereof or with respect to any breach of such Shareholder's agreements set forth in Section 5.2 hereof and any amounts recoverable by Buyer in connection with either such breach shall be solely recoverable from such Shareholder.

        9.2. By Buyer. Subject to the terms and conditions of this Article 9, if the Closing occurs, Buyer hereby agrees to indemnify, defend and hold harmless each Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in this Agreement or any certificate or schedule delivered by Buyer to the Shareholders in connection with this Agreement or (b) the breach of any covenant of Buyer contained in this Agreement.

        9.3. Indemnification for Third-Party Claims. The obligations and liabilities of any party to indemnify any other party under this Article 9 with respect to Claims asserted by third parties shall be subject to the following terms and conditions:

               9.3.(a)   Notice and Defense.  The party or parties to be
   indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. In all matters concerning the Shareholders, the Shareholders' Representative shall give and receive notice and otherwise act in all respects on their behalf. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article 9, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

               9.3.(b)   Failure to Defend.  If the Indemnifying Party,
   within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein.

               9.3.(c)   Indemnified Party's Rights.  Anything in this
   Section 9.3 to the contrary notwithstanding, (i) if a Claim involves other than solely monetary damages and may materially and adversely affect the Indemnified Party, the Indemnifying Party shall not have the right to compromise or settle such Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld), and
   (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, which consent will not be unreasonably withheld, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.

        9.4. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 9, which payment shall first be accomplished by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal.

        9.5. Effect of Payment. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement against the third party who made such third party claim.

        9.6. No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be "material".

        9.7.   Limitations on Company and Shareholder Indemnification.

               9.7.(a)   Time Limitation.  No claim or action shall be
   brought under this Article 9 for breach of a representation or warranty after March 31, 1999. Notwithstanding the foregoing, however, or any other provisions of this Agreement:

                    (i) There shall be no time limitation on claims or actions brought for breach of any representation or warranty made in or pursuant to Section 3.1.(f) or Section 3.2, and the Company and the Shareholders hereby waive all applicable statutory limitation periods with respect thereto;

                    (ii) Any claim or action brought for breach of any representation or warranty made in or pursuant to Section 3.6 may be brought at any time until the underlying tax obligation is barred by the applicable period of limitation under federal and state laws relating thereto without regard to any extensions of any such period of limitation agreed to by Buyer without the prior written consent of Shareholders' Representative;

                    (iii) Any claim made by a party hereunder by filing a suit or action in a court of competent jurisdiction or a court reasonably believed to be of competent jurisdiction for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period;

                    (iv) If any act, omission, disclosure or failure to disclose shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving; and

                    (v) All covenants and agreements in this Agreement relating to periods after the Closing Date shall survive the Closing indefinitely unless sooner terminated in accordance with their terms.

               9.7.(b)   Amount Limitation.  Except with respect to Claims
   for breach of the representations or warranties contained in Section 3.1.(f) or Section 3.2 (for which an Indemnified Party shall be indemnified in full), an Indemnified Party shall not be entitled to indemnification under this Article 9 for breach of a representation or warranty unless and to the extent the aggregate of the Indemnifying Party's indemnification obligations to the Indemnified Party pursuant to this Article 9 (but for this Section 9.7.(b)) exceeds Two Hundred Seventy Thousand Dollars ($270,000). Further, the maximum amount of indemnification payments to which a party shall be entitled, when added to the aggregate amount of all other indemnification payments made by such party, shall not exceed the Purchase Price.

        9.8. Limitations on Buyer Indemnification. Notwithstanding anything to the contrary contained anywhere else in this Agreement, the Company's and the Shareholders' sole and exclusive remedy for any breach by Buyer of Section 4.7 shall be to terminate this Agreement in accordance with Section 11.2.(b).

   10.  CLOSING

        The closing of this transaction (the "Closing") shall take place at the offices of Foley & Lardner, 330 N. Wabash, Suite 3300, Chicago, Illinois 60611, at 10:00 A.M. on February 15, 1997 or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date".

        10.1. Documents to be Delivered by the Company and Shareholders. At the Closing, the Company and the Shareholders shall deliver to Buyer the following documents, in each case duly executed and in form and substance satisfactory to Buyer.

               10.1.(a) Stock Certificates. Stock certificates representing the Shares, duly endorsed for transfer to Buyer or with duly executed stock powers attached.

               10.1.(b)  Intentionally left blank.


               10.1.(c) Opinion of Counsel. A written opinion of Ross & Hardies, counsel to the Company and the Shareholders dated as of the Closing Date, addressed to Buyer and Buyer's senior lender, substantially in the form of Exhibit B hereto.

               10.1.(d) Certified Resolutions. A certified copy of the resolutions of the Board of Directors and the Shareholders of the Company authorizing this Agreement.

               10.1.(e) Articles; By-laws. A copy of the By-laws of the Company certified by the secretary of the Company, and a copy of the Certificate of Incorporation of the Company certified by the Secretary of State of the state of incorporation of the Company.

               10.1.(f) General Releases. The General Releases referred to in Section 5.3, duly executed by the persons referred to in such Section.

               10.1.(g) Termination and Waiver. Evidence of the termination of the September 1, 1990 Shareholders Agreement among the Company and Shareholders, and a waiver by the Shareholders of any rights of first refusal thereunder.

               10.1.(h) Resignation. The written resignation effective as of the Closing Date of each director of the Company and the resignation of each Shareholder from any office held by such Shareholder, and the resignation of any other officers requested by Buyer.

               10.1.(i) Consulting Agreement. A consulting agreement executed and delivered by Ross D. Siragusa, Jr., in the form of Exhibit C hereto.

               10.1.(j) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement.

        10.2. Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to the Shareholders the following documents, in each case duly executed or otherwise in proper form:

               10.2.(a) Purchase Price. A wire transfer or transfers to the Shareholders aggregating Twenty Five Million Dollars ($25,000,000).

               10.2.(b) Note. Buyer's Note or Notes to the Shareholders in the aggregate principal amount of Two Million Dollars ($2,000,000).

               10.2.(c)  Intentionally left blank.


               10.2.(d) Opinion of Counsel. A written opinion of Foley & Lardner, counsel to Buyer, dated as of the Closing Date, addressed to the Company, in substantially the form of Exhibit D hereto.

               10.2.(e) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the Notes and the consummation of the transactions contemplated by this Agreement.

               10.2.(f) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to the Company by Buyer pursuant to the terms hereof.

               10.2.(g) Other Documents. All other documents, instruments or writings required to be delivered to the Company at or prior to the Closing pursuant to this Agreement.

   11.  TERMINATION

        11.1. Termination Without Liability. Except for a breach or violation by any of the Shareholders or the Company of the covenants contained in Section 6.2.(j), this Agreement may be terminated without further liability of any party at any time prior to the Closing:

               (a) by mutual written agreement of Buyer and Shareholders' Representative; or

               (b) by either Buyer or the Shareholders' Representative if the Closing shall not have occurred on or before March 15, 1997; or

               (c) by Buyer, if the Environmental Quantification is in excess of Five Hundred Thousand Dollars ($500,000); or

               (d) by Buyer, if (i) there has been a material violation or breach by the Company of any of the covenants or agreements contained in this Agreement (other than a breach of Section 6.2.(j) which has not been waived in writing by Buyer), or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which Buyer has not waived in writing, or (iii) the certificate delivered pursuant to Section 10.1.(b) is not acceptable to Buyer in its sole discretion; or

               (e) by Company or Shareholders' Representative, if (i) there has been a material violation or breach by Buyer of any of the covenants or agreements contained in this Agreement which has not been waived in writing by the Shareholders' Representative, or (ii) there has been a failure of satisfaction of a condition to the obligations of the Company and/or the Shareholders which the Company and/or the Shareholders' Representative has not waived in writing.

        11.2. Termination With Liability. If there has been a violation or breach by the Company or the Shareholders of the covenants contained in
   Section 6.2.(j) Buyer may, by written notice to the Company at any time prior to the Closing that such violation or breach is continuing, terminate this Agreement. Termination of this Agreement by Buyer pursuant to this Section 11.2 shall not in any way terminate, limit or restrict the rights and remedies of Buyer against the Company or the Shareholders by reason of such breach or violation.

   12.  POST-CLOSING OBLIGATIONS

        12.1. Transition. Each Shareholder hereby covenants and agrees to assist in and facilitate an orderly transition of the Company ownership and management after Closing.

        12.2. Further Assurances. From time to time, prior to and after Closing, at Buyer's request and without further consideration, the Company and the Shareholders will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the Shares.

   13.  MISCELLANEOUS

        13.1. Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either the Company, the Shareholders or Buyer shall be subject to the approval of the others in all essential respects, except that the Company's approval shall not be required as to any statements and other information which Buyer is required to submit to the SEC or required to make pursuant to any rule or regulation of the SEC or the American Stock Exchange or otherwise required by law, provided that the Shareholders shall have been given two (2) days prior written notice (and a copy of the text) of any such statement.

        13.2.  Assignment; Parties in Interest.

               13.2.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, (i) Buyer may, without consent of any other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby provided that Buyer shall remain liable for all of its obligations, and those of any such subsidiary, to the Company and the Shareholders hereunder and (ii) at or subsequent to the Closing, Buyer may assign its interest in this Agreement to Buyer's senior lender as additional collateral security for Buyer's obligations to such senior lender and the Company and the Shareholders agree to execute such acknowledgements of such assignment as may reasonably be required by such lender.

               13.2.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

        13.3. Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Illinois, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

        13.4. Amendment and Modification. Buyer and the Shareholders' Representative may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

        13.5. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by confirmed facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

               (a)  If to Buyer, to:

                    Swing-N-Slide Corp.
                    1212 Barberry Drive
                    Janesville, Wisconsin 53545
                    Attention:  Richard G. Mueller
                    Facsimile:  (612) 735-6454

                    (with a copy, which copy shall not constitute notice, to):

                    GreenGrass Holdings, G.P.
                    311 South Wacker Drive
                    Suite 4990
                    Chicago, Illinois 60606-6640
                    Attention:  David S. Evans
                    Facsimile:  (312) 554-7501

                                       and

                    Foley & Lardner
                    330 N. Wabash, Suite 3300
                    Chicago, Illinois 60611
                    Attention:  Stephen M. Slavin
                    Facsimile:  (312) 755-1925

   or to such other person or address as Buyer shall furnish to the Company in writing.

   If to the Company or any of the Shareholders, to Shareholders'
   Representative:
                    Ross D. Siragusa, Jr.
                    Straight Creek Farm
                    4235 County Road 78
                    Fort Payne, Alabama  35167
                    Facsimile:  (205) 845-0574

                    (with a copy, which copy shall not constitute notice, to):

                    Ross & Hardies
                    150 North Michigan Avenue
                    Suite 2500
                    Chicago, Illinois 60601-7567
                    Attention:  Robert W. Kleinman
                    Facsimile:  (312) 750-8600

   or to such other person or address as the Shareholders' Representative shall furnish to Buyer in writing.

        If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

        13.6. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

               13.6.(a) Brokerage. Except as to Charles Paul, who shall be compensated by Buyer, the Company, the Shareholders and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein. Buyer agrees to hold the Company and the Shareholders harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of Buyer in connection with the execution of this Agreement or the transactions provided for herein. The Company and the Shareholders, jointly and severally, agree to hold Buyer harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of either the Company or any Shareholder in connection with the execution of this Agreement or the transactions provided for herein.

               13.6.(b) Expenses. Each of the parties shall bear his or its own expenses and the expenses of its counsel in connection with the transactions contemplated hereby, except that the Company shall pay its expenses and the expenses of the Shareholders in connection with the negotiation and execution of, and the closing of the transactions contemplated by, this Agreement.

               13.6.(c) Costs of Litigation. The parties agree that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including, without limitation, attorneys' fees and prejudgment interest.

        13.7. CONSENT TO JURISDICTION. THE COMPANY, THE SHAREHOLDERS AND BUYER EACH HEREBY CONSENT TO THE JURISDICTION OF ANY STATE COURT WITHIN COOK COUNTY, ILLINOIS OR ANY FEDERAL COURT LOCATED WITHIN THE NORTHERN DISTRICT OF THE STATE OF ILLINOIS FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH. EACH PARTY HERETO WAIVES ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF JURISDICTION OR FORUM NOW CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING.

        13.8. Entire Agreement. This Agreement amends and restates the Prior Agreement in its entirety and embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

        13.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties agree that a facsimile signature of any person shall be deemed to be an original, binding signature.

        13.10. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

        13.11. Glossary of Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

        "Affiliate" - Section 3.9.(k)
        "Ancillary Instruments" - Section 3.2.(a)
        "Best Knowledge of the Shareholders" - Section 3.10
        "Buyer's Affiliates" - Section 9.1
        "CERCLA" - Section 3.12.(c)
        "Claim" - Section 9.1
        "Closing" - Preamble to Article 10
        "Closing Date" - Preamble to Article 10
        "Code" - Section 3.6
        "Company Employees" - Section 3.17.(a)
        "Employee Plans/Agreements" - Section 3.17.(a)
        "Environmental Laws" - Section 3.12.(c)
        "Environmental Quantification" - Section 5.1.(c)
        "ERISA" - Section 3.17.(a)
        "Indemnified Party" - Section 9.3.(a)
        "Indemnifying Party" - Section 9.3.(a)
        "Laws" - Section 3.12.(a)
        "Lien" - Section 3.13.(a)
        "Major Supplier" - Section 3.20(b)
        "Note" - Section 2.2.(b)
        "PBGC" - Section 3.17.(b)(ii)
        "Prior Agreement"  - Recital C
        "Products" - Section 3.21
        "Purchase Price" - Section 2.1
        "Real Property" - Section 3.13.(c)
        "Recent Balance Sheet" - Section 3.5
        "SNSC" - Recital C
        "Schedules" - Preamble to Article 3
        "Shares" - Recital A
        "Subsidiary" - Section 3.1.(d)
        "Trade Rights" - Section 3.19
        "Transaction Expenses" - Section 5.7
        "Waste" - Section 3.12.(c)

   Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.




                            *     *     *     *     *



                     (The next page is the signature page.)


        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                              BUYER:
                              NEWCO, INC.


                              By:
                              Title:


                              COMPANY:
                              GAME TIME, INC.


                              By:
                              Title:




                              ROSS D. SIRAGUSA, JR.,
                                   SHAREHOLDER AND SHAREHOLDERS'
                                   REPRESENTATIVE



                              JOHN R. SIRAGUSA, SHAREHOLDER





                              RICHARD D. SIRAGUSA, SHAREHOLDER